Exhibit 99.1

News Release		For Immediate Release
Contact:	Renee Campbell	October 23, 2019
402-963-1057

Valmont Reports Third Quarter 2019 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the third quarter ended September 28, 2019.

Third Quarter 2019 Highlights (metrics compared to third quarter 2018 unless otherwise noted)

•	Revenues grew 1.7% to $690.3 million, despite a challenging agricultural market environment; sales were higher in three of four segments

•	Operating income improved to $63.9 million or 9.3% of sales, compared to $38.4 million or 5.7% of sales ($63.2 million adjusted[1] or 9.3% of sales)

•	Diluted Earnings per Share increased to $1.85 compared to $0.20 ($1.82 adjusted1); 2019 results include a ($0.24) after-tax impact from a non-recurring loss associated with two large Access Systems sales projects in the Engineered Support Structures segment

•	Operating cash flows grew to $125.0 million, a substantial increase compared to 2018, and the highest third quarter level since 2012

•	Repurchased 126,700 shares of company stock for $16.8 million, at an average price of $132.76 per share

•	Revising 2019 diluted EPS guidance range to $7.05 - $7.45 from $8.10 - $8.70, due to the impact of non-recurring expenses recognized in the third quarter, insufficient capacity to meet North American infrastructure market demand, lower anticipated volumes in the Coatings segment, and continued lower Irrigation segment sales

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Key Financial Metrics

Third Quarter 2019	GAAP			Adjusted[1]
	9/28/2019 3Q 2019	9/29/2018 3Q 2018	vs. 3Q 2019	9/28/2019 3Q 2019	9/29/2018 3Q 2018	vs. 3Q 2019
Net Sales	$690,340	$678,692	1.7%	$690,340	$678,692	1.7%
Operating Income	63,863	$38,360	66.5%	63,863	$63,242	1.0%
Operating Income as a % of Net Sales	9.3%	5.7%		9.3%	9.3%
Net Earnings	40,144	4,448	802.5%	40,144	40,728	(1.4)%
Diluted Earnings Per Share	$1.85	$0.20	825.0%	$1.85	$1.82	1.6%
Average Shares Outstanding	21,684	22,352

YTD 2019	GAAP			Adjusted[1]
	09/28/2019 YTD 2019	09/29/2018 YTD 2018	vs. YTD 2019	09/28/2019 YTD 2019	09/29/2018 YTD 2018	vs. YTD 2019
Net Sales	$2,083,350	$2,059,781	1.1%	$2,083,350	$2,059,781	1.1%
Operating Income	182,679	165,990	10.1%	182,679	203,272	(10.1)%
Operating Income as a % of Net Sales	8.8%	8.1%		8.8%	9.9%
Net Earnings	118,022	76,689	53.8%	118,022	129,024	(8.5)%
Diluted Earnings Per Share	$5.41	$3.40	59.1%	$5.41	$5.72	(5.4)%
Average Shares Outstanding	21,826	22,574

"We achieved year-over-year revenue and earnings growth despite a challenging agricultural market environment and significant project losses in our Engineered Support Structures segment," said Stephen G. Kaniewski, President and Chief Executive Officer. "Continued strong order flow from robust market demand in our infrastructure businesses created capacity constraints this quarter, leading to operational inefficiencies and impacting our ability to effectively manage the additional volume. Sales growth this quarter was led by strong demand from transportation and wireless communication markets, particularly in North America, revenue from acquisitions, and favorable pricing across the portfolio. Order flow in Engineered Support Structures continued to accelerate during the quarter, increasing backlogs and causing industry lead times to remain extended. Utility Support Structures revenue in the third quarter was below our expectations, from less available market capacity in China, and factory capacity constraints in North American markets. Coatings benefited from recent acquisitions and pricing discipline."

Kaniewski continued, "Despite the usual seasonal slowdown, North America Irrigation sales grew in line with our expectations, but volumes were lower in international markets as projects pushed into 2020. For the Company, gross profit margins were higher, due to pricing discipline and the benefit of lower steel costs. We were pleased to recognize another quarter of very strong operating cash flows of $125 million, a result of working capital improvements and the receipt of a project down payment."

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Led by approximately 10% lower Irrigation segment sales compared to 2018 and excludes additional acquisitions in 2019.

Third Quarter 2019 Segment Review

Infrastructure

Engineered Support Structures Segment (38.8% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products

Sales of $268.1 million increased 6.6% compared to last year, net of a 2.3% unfavorable currency translation impact. Significantly higher volumes in North American markets, revenue from recent acquisitions, and favorable pricing drove sales growth.

Lighting and traffic sales were higher in North America, driven by strong market demand from continued state and local government spending, and pricing. In Europe, sales decreased from lower volumes and unfavorable currency impacts. Sales of highway safety products were also lower from a slowdown in government spending in Australia and India, and lower project sales.

Wireless communication and components sales increased more than 30% globally compared to last year. As expected, strong demand in North American markets was led by carriers' ongoing expansion of 4G networks and 5G site preparation. Sales growth was driven by higher volumes and revenues from recent acquisitions.

Sales of Access Systems products were lower compared to last year, from lower volumes in the Asia Pacific region due to strategically exiting certain markets and product lines in 2018 and currency translation impacts.

Operating income was $21.8 million or 8.1% of sales compared to $16.5 million, or 6.6% of sales ($22.8 million or 9.1% adjusted1) in 2018. Profitability improvement from pricing discipline across the segment, a more favorable product mix, and benefits from the 2018 operational transformation, were more than offset by a one-time loss of approximately $7.5 million associated with two Access Systems projects that were completed in the third quarter.

Utility Support Structures Segment (29.7% of Sales)

Steel and concrete structures for global utility transmission, distribution and generation applications, renewable energy generation equipment, and substations

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Led by approximately 10% lower Irrigation segment sales compared to 2018 and excludes additional acquisitions in 2019.

Revenues of $205.0 million decreased 6.1% compared to last year. Favorable pricing was more than offset by lower volumes from less available market capacity, particularly in China, and a North America plant closure in early 2019. Profitability was also impacted by slightly lower production levels in North American facilities.

Operating income was $20.4 million or 9.9% of sales compared to $2.1 million, or 1.0% of sales ($20.0 million or 9.2% adjusted1) in 2018. Pricing actions were offset by lower volumes and factory capacity constraints, and lower profitability in the international businesses.

Coatings Segment (13.5% of Sales)

Global galvanizing, painting and anodizing services to preserve and protect metal products

Global sales of $93.0 million increased 2.8% versus the prior year, led by sales from recent acquisitions and continued pricing discipline, offset by slightly lower volumes in external markets.

Operating income was $13.9 million or 14.9% of sales, compared to $14.4 million or 15.9% of sales in 2018. Improved pricing was more than offset by factory inefficiencies from lower external volumes and non-recurring integration-related expenses.

Agriculture

Irrigation Segment (20.9% of Sales)

Agricultural irrigation equipment, parts, services and tubular products, water management solutions, and technology for precision agriculture

Global sales of $144.1 million were 2.9% higher compared to last year.

North America sales of $82.8 million were 6.0% higher compared to last year, led by higher sales of systems, aftermarket parts and technology solutions, offset by lower industrial tubing sales.

International irrigation sales of $61.3 million decreased 1.0% compared to last year. Higher Middle East project sales and solid demand from Brazil were offset by significantly lower volumes in Australia and New Zealand, where adverse weather has been muting demand.

Segment operating income was $18.2 million, or 12.6% of sales, compared to $21.3 million, or 15.2% of sales in 2018. Lower volumes in international markets and industrial tubing and higher R&D expense for technology growth investments, led to lower profitability.

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Led by approximately 10% lower Irrigation segment sales compared to 2018 and excludes additional acquisitions in 2019.

2019 Outlook

2019 Full Year Financial Outlook	Previous Outlook	Revised Outlook
Diluted Earnings per Share	$8.10 - $8.70	$7.05 - $7.45
Revenue Growth[2]	6% - 7%	1% - 2%[2]
Operating Margin Change	10 - 40 bps increase	(60 - 90) bps decrease
Global Effective Tax Rate	~25%	No Change
Capital Expenditures	$90 - $100 million	No Change

"While North American market demand in Engineered Support Structures and Utility Support Structures remains very strong, Irrigation segment sales are trending approximately 10% below our previous expectations for the year," said Mr. Kaniewski. "Additionally, the recent slowdown in U.S. industrial production is expected to impact Coatings segment volumes in the fourth quarter. Based on shipment schedules, fourth quarter wireless communication sales are not expected to grow as fast, but we expect continued growth in 2020. Accordingly, we have lowered our 2019 revenue growth expectations for the Company. The non-recurring expenses recognized in the third quarter, along with insufficient capacity in our North American infrastructure facilities, are not expected to be recovered this year. These impacts have collectively led to downward revisions to full-year operating margin and earnings per share."

Kaniewski continued, "We have already taken immediate steps to carefully add capacity to only our existing infrastructure factories in North America, and are actively expanding our workforce and training programs. The benefits from these actions are expected to be realized over the next two quarters. In Engineered Support Structures, we expect demand to remain strong from North American transportation and wireless communication markets, causing industry lead times to remain extended. Global backlogs of more than $600 million in Utility Support Structures are being driven by receipt of the second purchase order of the large, multi-year project in the southeastern United States, along with robust market demand that has accelerated throughout this year, continuing into 2020. We are monitoring changes to industrial production trends that may impact our Coatings business, and are awaiting the outcome of fall harvest in North American Irrigation markets, along with any resulting impact to commodity prices that could affect demand. We continue to focus on margin expansion given the current, favorable raw material environment, and are making smart investments in technology, new products and market growth. Additionally, our balance sheet and cash flows remain very strong and we expect to deliver free cash flow of more than 1.2x net earnings for 2019."

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, October 24, 2019 at 8:00 a.m. CDT by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries Third Quarter 2019 Earnings Call. A slide presentation will simultaneously be available for download on the Investors page at www.valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13684642. The replay will be available through 10:59 p.m. CDT on October 31, 2019.

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Led by approximately 10% lower Irrigation segment sales compared to 2018 and excludes additional acquisitions in 2019.

About Valmont Industries, Inc.

Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

Concerning Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Led by approximately 10% lower Irrigation segment sales compared to 2018 and excludes additional acquisitions in 2019.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	28-Sep-19	29-Sep-18	28-Sep-19	29-Sep-18
Net sales	$690,340	$678,692	$2,083,350	$2,059,781
Cost of sales	514,254	514,352	1,561,721	1,551,202
Gross profit	176,086	164,340	521,629	508,579
Selling, general and administrative expenses	112,223	125,980	338,950	342,589
Operating income	63,863	38,360	182,679	165,990
Other income (expense)
Interest expense	(9,976)	(10,954)	(29,971)	(33,819)
Interest income	969	1,000	2,815	3,713
Gain on investments (unrealized)	402	1,068	4,754	1,146
Costs associated with refinancing of debt	—	(14,820)	—	(14,820)
Loss from divestiture of grinding media business (Donhad)	—	—	—	(6,084)
Other	768	1,428	1,938	2,053
	(7,837)	(22,278)	(20,464)	(47,811)
Earnings before income taxes	56,026	16,082	162,215	118,179
Income tax expense	13,763	9,091	40,151	36,028
Net earnings	42,263	6,991	122,064	82,151
Less: Earnings attributable to non-controlling interests	(2,119)	(2,543)	(4,042)	(5,462)
Net earnings attributable to Valmont Industries, Inc.	$40,144	$4,448	$118,022	$76,689

Average shares outstanding (000's) - Basic	21,556	22,215	21,725	22,421
Earnings per share - Basic	$1.86	$0.20	$5.43	$3.42

Average shares outstanding (000's) - Diluted	21,684	22,352	21,826	22,574
Earnings per share - Diluted	$1.85	$0.20	$5.41	$3.40

Cash dividends per share	$0.375	$0.375	$1.125	$1.125

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	28-Sep-19	29-Sep-18	28-Sep-19	29-Sep-18
Net sales
Engineered Support Structures	$268,058	$251,524	$757,094	$727,189
Utility Support Structures	204,958	218,269	658,709	625,850
Coatings	92,957	90,433	278,142	266,952
Infrastructure products	565,973	560,226	1,693,945	1,619,991
Irrigation	144,180	140,175	452,181	491,064
Other	—	—	—	23,080
Less: Intersegment sales	(19,813)	(21,709)	(62,776)	(74,354)
Total	$690,340	$678,692	$2,083,350	$2,059,781

Operating Income
Engineered Support Structures	$21,825	$16,499	$55,152	$36,411
Utility Support Structures	20,362	2,090	61,443	46,298
Coatings	13,865	14,373	39,037	41,108
Infrastructure products	56,052	32,962	155,632	123,817
Irrigation	18,204	21,302	59,868	82,917
Other	—	—	—	(913)
Adjustment to LIFO inventory valuation method	2,799	(2,780)	5,539	(5,512)
Corporate	(13,192)	(13,124)	(38,360)	(34,319)
Total	$63,863	$38,360	$182,679	$165,990

Valmont has aggregated its business segments into four global reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal and composite poles, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility transmission, distribution, and generation applications, renewable energy generation equipment, and substations.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts, services, tubular products, water management solutions, and technology for precision agriculture.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets. This includes the manufacture of forged steel grinding media and is reported in the "Other" category until its divestiture.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	28-Sep-19	29-Dec-18
ASSETS
Current assets:
Cash and cash equivalents	$327,200	$313,210
Accounts receivable, net	501,215	483,963
Inventories	377,300	383,566
Contract asset - costs and profits in excess of billings	120,376	112,525
Prepaid expenses	50,420	42,800
Refundable income taxes	11,893	4,576
Total current assets	1,388,404	1,340,640
Property, plant and equipment, net	548,368	513,992
Goodwill and other assets	789,745	675,642
	$2,726,517	$2,530,274

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$745	$779
Notes payable to banks	19,324	10,678
Accounts payable	197,535	218,115
Accrued expenses	305,255	171,233
Dividend payable	8,088	8,230
Total current liabilities	530,947	409,035
Long-term debt, excluding current installments	764,524	741,822
Other long-term liabilities	299,875	243,894
Shareholders' equity	1,131,171	1,135,523
	$2,726,517	$2,530,274

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	YTD	YTD
	28-Sep-19	29-Sep-18
Cash flows from operating activities
Net Earnings	$122,064	$82,151
Depreciation and amortization	60,424	62,018
Impairment of long-lived assets	—	4,197
Impairment of goodwill and intangibles	—	15,780
Loss from divestiture of grinding media business	—	6,084
Contribution to defined benefit pension plan	(17,426)	(1,555)
Change in working capital	72,575	(96,912)
Other	1,593	(3,710)
Net cash flows from operating activities	239,230	68,053

Cash flows from investing activities
Purchase of property, plant, and equipment	(71,981)	(48,919)
Proceeds from sale of assets	1,325	64,786
Acquisitions	(81,841)	(125,309)
Other	13,301	(3,992)
Net cash flows from investing activities	(139,196)	(113,434)

Cash flows from financing activities
Proceeds from long-term borrowings	31,000	236,936
Proceeds from short-term borrowings	9,284	3,217
Principal payments on long-term borrowings	(10,578)	(252,952)
Purchase of treasury shares	(55,172)	(86,919)
Purchase of noncontrolling interest	(27,845)	(5,510)
Dividends paid	(24,554)	(25,415)
Other	(4,794)	(6,064)
Net cash flows from financing activities	(82,659)	(136,707)
Effect of exchange rates on cash and cash equivalents	(3,385)	(15,095)
Net change in cash and cash equivalents	13,990	(197,183)
Cash and cash equivalents - beginning of year	313,210	492,805
Cash and cash equivalents - end of period	$327,200	$295,622

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) debt refinancing expenses (2) impairment of goodwill and tradename (3) restructuring costs (4) acquisition diligence expenses and (5) the loss from divestiture of Donhad, (b) operating income from these expenses, and (c) segment operating income for these items. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen Weeks ended September 29, 2018	Diluted earnings per share	Thirty-nine Weeks Ended September 29, 2018	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$4,448	$0.20	$76,689	$3.40
Debt refinancing expenses, pre-tax	14,820	0.66	14,820	0.66
Impairment of goodwill and tradename, pre-tax	15,780	0.71	15,780	0.70
Restructuring and related asset impairment costs - pre-tax	6,243	0.28	17,662	0.78
Acquisition diligence costs, pre-tax	2,859	0.13	3,840	0.17
Loss from divestiture of grinding media business, pre-tax	—	—	6,084	0.27
Total Adjustments	39,702	1.78	58,186	2.58
Tax effect of adjustments *	(3,422)	(0.15)	(5,851)	(0.26)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$40,728	$1.82	$129,024	$5.72
Average shares outstanding (000’s) - Diluted		22,352		22,574

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

Operating Income Reconciliation	Thirteen Weeks ended September 29, 2018	Thirty-nine Weeks Ended September 29, 2018
Operating income - as reported	$38,360	$165,990
Impairment of goodwill and tradename	15,780	15,780
Restructuring and related asset impairment costs	6,243	17,662
Acquisition diligence costs	2,859	3,840
Adjusted Operating Income	$63,242	$203,272
Net Sales - as reported	678,692	2,059,781
Operating Income as a % of Sales	5.7%	8.1%
Adjusted Operating Income as a % of Sales	9.3%	9.9%

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION (CONTINUED)

For the third quarter ended September 29, 2018

	Engineered	Utility
	Support	Support			Other/
Segment Operating Income Reconciliation	Structures	Structures	Coatings	Irrigation	Corporate
Operating income - as reported	$16,499	$2,090	$14,373	$21,302	$(15,904)
Impairment of goodwill and tradename	—	15,780	—	—	—
Restructuring and related asset impairment costs	5,746	497	—	—	—
Acquisition diligence costs	553	1,672	—	—	634
Adjusted Operating Income	$22,798	$20,039	$14,373	$21,302	$(15,270)

Net sales	251,524	218,269	90,433	140,175	—

Operating Income as a % of Sales	6.6%	1.0%	15.9%	15.2%	NM

Adjusted Operating Income as a % of Sales	9.1%	9.2%	15.9%	15.2%	NM